Exhibit 99.1

HF Financial Corp. Earns $0.10 per share for Fiscal 2012 Second Quarter
Operating Efficiencies Improve, Capital Ratios are Strong and Credit Quality Improves

Declares Regular Quarterly Dividend of $0.1125 per Share

SIOUX FALLS, SD, January 30, 2012 — HF Financial Corp. (Nasdaq: HFFC) today reported it earned $715,000, or $0.10 per diluted share for the second fiscal quarter ended December 31, 2011, compared to $1.7 million, or $0.25 per diluted share for the prior year’s second fiscal quarter. Lower operating expenses were offset by higher loan loss provisions despite improving asset quality in the quarter compared to the preceding quarter and the corresponding quarter one year earlier.  Nonperforming assets declined $3.7 million to $27.7 million, or 2.26% of assets at December 31, 2011, from 2.64% at the end of the preceding quarter and from 2.58% for the second quarter of the prior fiscal year.  Capital ratios continued to remain well above minimum regulatory requirements as a result of the addition of lower risk assets, controlled growth and retained earnings.

For the first six months of fiscal 2012, HF Financial earned $2.2 million, or $0.31 per diluted share, which closely compares to $2.2 million, or $0.32 per diluted share, earned in the first six months a year ago.

“We focused our efforts on improving operating efficiencies during the quarter.  We merged one branch into other nearby branches, expect to do the same with an additional branch in the third quarter, and have reduced staffing levels within the organization,” said Stephen Bianchi, President and Chief Executive Officer.  “Additionally, we have cut overhead costs by revising our performance-based incentive programs and streamlining our management structure.  We continue to actively work through the identified stresses in the dairy portion of our loan portfolio and continue to take appropriate provision for these loans as needed.”

Fiscal Second Quarter Financial Highlights (at or for the period ended December 31, 2011, compared to September 30, 2011, and June 30, 2011.)

•	Earnings for the fiscal second quarter were $0.10 per diluted share versus $0.21 per diluted share in the preceding quarter.
•	Non-recurring professional fee expenses of approximately $600,000 were attributed to certain employment, regulatory and governance matters during the second fiscal quarter.
•

Nonperforming assets (“NPAs”) decreased to $27.7 million, or 2.26% of total assets from $31.4 million, or 2.64%, of total assets at the end of the preceding quarter. The majority of NPAs are related to the dairy industry.

•	Capital levels continued to remain well above the regulatory “well-capitalized” minimum levels of 10.00%, 6.00% and 5.00%, respectively:
• Total risk-based capital to risk weighted assets was 14.41% versus 13.79% at September 30, 2011.
• Tier 1 capital to risk-weighted assets was 13.17% versus 12.57% at September 30, 2011.
• Tier 1 capital to total adjusted assets was 9.30% versus 9.63% at September 30, 2011.
•	The most recent dividend of $0.1125 per share represents the fifteenth consecutive quarter at this level and provides a 4.2% current yield at recent market prices.
•	The net interest margin expressed on a fully taxable equivalent basis (“NIM, TE”) decreased slightly to 3.16% in the second quarter of fiscal 2012 compared to 3.27% in the previous quarter.

•	Deposits continued to flow into transaction accounts as time certificates of deposit decreased to 32.6% of total deposits from 40.9% at June 30, 2011.
•	Tangible book value per share increased to $13.03 per share, compared to $12.92 per share at June 30, 2011.

Balance Sheet and Asset Quality Review

Total assets at December 31, 2011, expanded slightly to $1.23 billion relative to $1.19 billion the previous quarter.  The expanded asset base was supported by an increase in seasonal deposits invested in short term investments.  The loan portfolio decreased during the quarter as agricultural and commercial business lending continued to retract, due partially to seasonal demands.  “Though lending opportunities continue at a slower pace, we remain committed to servicing our community through building and maintaining deposit and service relationships,” noted Bianchi.  “The stable farming sector and the tax-friendly climate in South Dakota have enabled businesses to prosper. Farmers are utilizing cash proceeds to expand their operations.”

Total loans decreased to $759.5 million from $817.3 million during the most recent quarter.  Agricultural borrowers paid down seasonal balances, though agricultural loans still represent 26.4% of the total loan portfolio and are well diversified between livestock, grains, dairy and other commodities.  Commercial real estate lending activity remains solid in our local markets and accounts for 39.1% of the loan portfolio.  The remainder of the loan portfolio consists of consumer loans representing 15.2% of total loans, commercial business loans at 11.1%, and residential loans equaling 8.2% of the portfolio.

Deposit balances remained strong with an inflow of deposits in the second quarter due in part to an increase in municipal deposits, while growth was also seen from business and agricultural customers.  Total deposits increased to $929.6 million from $884.2 million at September 30, 2011.  Deposit accounts, excluding time certificate of deposits, have increased to 67.4% of total deposits at December 31, 2011, from 61.3% a quarter earlier.

“We continue to implement our long-term plan to build low cost transaction accounts with businesses and local customers and to reduce dependence upon certificates of deposit,” said Brent Olthoff, Chief Financial Officer and Treasurer.  Time certificates declined to $303.3 million at December 31, 2011, from $341.8 million a quarter earlier.  Interest-bearing checking balances grew 5.1%, money market accounts grew 25.3% and savings accounts increased 20.2% over the past quarter.

Nonperforming assets decreased to $27.7 million at December 31, 2011, from $31.4 million the previous quarter.  Total NPAs were 2.26% of total assets at the end of the second quarter of fiscal 2012, compared to 2.64% at September 30, 2011.  The problem credits remain related to stress in the dairy sector.  Nonperforming dairy loans totaled $13.5 million at December 31, 2011, or 48.6% of total nonperforming assets.  “The dairy sector remains affected by high production costs (corn) and ongoing leverage and liquidity challenges that influence overall profitability.  Currently, cash flows for dairy operators have stabilized,” Bianchi said.

The allowance for loan and lease losses at December 31, 2011, totaled $11.0 million, representing 1.45% of total loans outstanding, up from 1.35% the previous quarter.  Net charge-offs in the quarter totaled $2.1 million. Although overall loan balances declined from the prior quarter, the general reserve increased in part due to the effects of historical charge-off activity and management’s assessment of environmental factors.  This analysis contributed to a net increase to the provision for loan and lease losses of $2.1 million for the quarter.

Tangible common shareholders’ equity to tangible assets decreased to 7.43% at December 31, 2011 compared to 7.62% at September 30, 2011.  Tangible book value per common share was $13.03 at December 31, 2011.

Capital ratios continued to remain strong and HF Financial Corp. remains well-capitalized with Tier 1 capital to risk weighted assets of 13.17% at December 31, 2011, while its Tier 1 capital to adjusted total assets was 9.30%.  These regulatory ratios were much higher than the required minimum levels of 6.00% and 5.00%, respectively.

Review of Operations

HF Financial’s earnings reflect lower overhead expenses, higher provisions for loan losses and larger gains on the sale of loans compared to the prior quarter.

Net interest income totaled $8.7 million for the second fiscal quarter 2012 compared to $9.1 million for the first fiscal quarter, and $9.6 million in the year ago quarter, as the margins were slightly lower and interest earning assets declined compared to earlier quarters.

The net interest margin on a tax-equivalent basis (“NIM, TE”) as a percentage of average earning assets decreased eleven basis points to 3.16% for the second quarter of fiscal 2012 compared to 3.27% for the previous quarter.  For the six months ended December 31, 2011, the NIM, TE was 3.21% versus 3.33% for the same period one year earlier.

Fiscal second quarter noninterest income was $3.4 million, which was on par with the level earned the previous quarter.  Relative to one year earlier, noninterest income declined by $409,000, which primarily reflects less gains on the sale of loans and securities, as well as lower loan servicing income.

Noninterest expenses decreased to $9.0 million in the second fiscal quarter from $9.8 million in the previous quarter, primarily reflecting lower compensation expenses.  Relative to one year earlier, noninterest expense has decreased by $598,000.  Management has made a concerted effort to seek operational efficiencies resulting in considerable cost savings.  In addition to closing one branch, management has realigned senior management positions and consolidated many management roles.

These financial results are preliminary until the Form 10-Q is filed in February 2012.

Quarterly Dividend Declared

The board of directors declared a regular quarterly cash dividend of $0.1125 per common share for the second fiscal quarter 2012.  The dividend is payable February 17, 2012 to stockholders of record February 10, 2012.

Use of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). “Net Interest Margin, TE” is a non-GAAP financial measure. Information regarding the usefulness of Net Interest Margin, TE appears in the notes to the attached financial statements.  The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company’s core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. Reconciliation of the non-GAAP measures to the most comparable GAAP measures are set forth in the notes to the attached financial statements.

About HF Financial Corp.

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc.  The largest publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 33 offices in 19 communities, throughout Eastern South Dakota and one location in Marshall, Minnesota.  The Company operates a branch in the Twin Cities market as Infinia Bank, a Division of Home Federal Bank of South Dakota.  Internet banking is also available at www.homefederal.com.

This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•	Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, adequacy of loan loss reserves, tax benefit or other financial items.
•	Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.
•	Forecasts of future economic performance.
•	Use and descriptions of assumptions and estimates underlying or relating to such matters.

Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may”.

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term environments); deposit outflows, reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending June 30, 2011, and its subsequent quarterly reports on Form 10-Q.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

CONTACT:  HF Financial Corp.

Stephen Bianchi, President and Chief Executive Officer  (605) 333-7556

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, except share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,
	2011	2011	2010	2011	2010
Interest, dividend and loan fee income:
Loans and leases receivable	$11,114	$11,566	$12,540	$22,680	$25,248
Investment securities and interest-earning deposits	1,104	1,303	1,471	2,407	2,954
	12,218	12,869	14,011	25,087	28,202
Interest expense:
Deposits	1,871	2,157	2,428	4,028	5,040
Advances from Federal Home Loan Bank and other borrowings	1,602	1,614	1,942	3,216	3,896
	3,473	3,771	4,370	7,244	8,936
Net interest income	8,745	9,098	9,641	17,843	19,266

Provision for losses on loans and leases	2,120	522	1,268	2,642	4,635

Net interest income after provision for losses on loans and leases	6,625	8,576	8,373	15,201	14,631

Noninterest income:
Fees on deposits	1,539	1,629	1,590	3,168	3,199
Loan servicing income	394	471	417	865	919
Gain on sale of loans, net	837	376	1,103	1,213	1,850
Earnings on cash value of life insurance	173	171	168	344	334
Trust income	188	166	162	354	316
Gain on sale of securities, net	34	301	94	335	491
Other	267	251	307	518	514
	3,432	3,365	3,841	6,797	7,623

Noninterest expense:
Compensation and employee benefits	4,904	5,718	5,532	10,622	11,079
Occupancy and equipment	1,069	1,124	1,138	2,193	2,277
FDIC insurance	263	272	407	535	751
Check and data processing expense	726	715	660	1,441	1,366
Professional fees	1,015	836	573	1,904	1,164
Marketing and community investment	370	394	469	764	875
Foreclosed real estate and other properties, net	42	43	110	85	135
Other	654	687	752	1,288	1,421
	9,043	9,789	9,641	18,832	19,068

Income before income taxes	1,014	2,152	2,573	3,166	3,186
Income tax expense	299	711	830	1,010	953

Net income	$715	$1,441	$1,743	$2,156	$2,233

Basic earnings per common share:	$0.10	$0.21	$0.25	$0.31	$0.32
Diluted earnings per common share:	$0.10	$0.21	$0.25	$0.31	$0.32
Basic weighted average shares:	6,972,762	6,974,066	6,970,787	6,973,414	6,958,545
Diluted weighted average shares:	6,972,762	6,974,066	6,973,214	6,973,414	6,959,652
Outstanding shares (end of period):	6,972,709	6,974,323	6,978,561	6,972,709	6,978,561
Number of full-service offices	33	34	34

HF Financial Corp.

Consolidated Statements of Financial Condition

(Dollars in Thousands, except share data)

	December 31, 2011	June 30, 2011
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$71,306	$55,617
Securities available for sale	316,330	234,860
Correspondent bank stock	8,115	8,065
Loans held for sale	10,688	11,991

Loans and leases receivable	759,480	825,493
Allowance for loan and lease losses	(11,021)	(14,315)
Net loans and leases receivable	748,459	811,178

Accrued interest receivable	8,609	7,607
Office properties and equipment, net of accumulated depreciation	15,454	14,969
Foreclosed real estate and other properties	1,394	712
Cash value of life insurance	15,993	15,704
Servicing rights	13,128	12,952
Goodwill, net	4,366	4,366
Other assets	13,149	13,300
Total assets	$1,226,991	$1,191,321

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	$929,616	$893,157
Advances from Federal Home Loan Bank and other borrowings	147,403	147,395
Subordinated debentures payable to trusts	27,837	27,837
Advances by borrowers for taxes and insurance	13,439	11,587
Accrued expenses and other liabilities	13,509	16,899
Total liabilities	1,131,804	1,096,875

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 500,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 10,000,000 shares authorized, 9,056,164 and 9,057,727 shares issued at December 31, 2011 and June 30, 2011, respectively	91	91
Additional paid-in capital	45,276	45,116
Retained earnings, substantially restricted	82,141	81,554
Accumulated other comprehensive (loss), net of related deferred tax effect	(1,424)	(1,418)
Less cost of treasury stock, 2,083,455 and 2,083,455 shares at December 31, 2011 and June 30, 2011, respectively	(30,897)	(30,897)
Total stockholders’ equity	95,187	94,446
Total liabilities and stockholders’ equity	$1,226,991	$1,191,321

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Six Months Ended
	12/31/2011	12/31/2010	12/31/2011	12/31/2010
Balance, beginning	$11,031	$12,319	$14,315	$9,575
Provision charged to income	2,120	1,268	2,642	4,635
Charge-offs	(2,242)	(569)	(6,130)	(1,287)
Recoveries	112	31	194	126
Balance, ending	$11,021	$13,049	$11,021	$13,049

	12/31/2011	9/30/2011	12/31/2010

Asset Quality
Nonaccruing loans and leases	$24,156	$26,225	$26,859
Accruing loans and leases delinquent more than 90 days	2,160	3,833	4,638
Foreclosed assets	1,394	1,326	164
Total nonperforming assets	$27,710	$31,384	$31,661

General allowance for loan and lease losses	$8,278	$7,355	$9,101
Specific impaired loan valuation allowance	2,743	3,676	3,948
Total allowance for loans and lease losses	$11,021	$11,031	$13,049

Ratio of nonperforming assets to total assets at end of period (1)	2.26%	2.64%	2.58%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	3.47%	3.68%	3.66%
Ratio of net charge offs to average loans and leases for the year-to-date period (3)	1.45%	1.82%	0.26%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	1.45%	1.35%	1.52%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	41.88%	36.70%	41.43%

(1)  Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.

(2)  Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

(3)  Percentages for the six months ended December 31, 2011 and December 31, 2010, and the three month period ended September 30, 2011 have been annualized.

HF Financial Corp.

Selected Capital Composition Highlights

(Unaudited)

	12/31/2011	9/30/2011	6/30/2011

Common stockholder’s equity before OCI (1) to consolidated assets	7.91%	8.15%	8.08%
OCI components to consolidated assets:
Net changes in unrealized gain (loss) on securities available for sale	0.18	0.16	0.14
Net unrealized losses on defined benefit plan	(0.05)	(0.05)	(0.05)
Net unrealized losses on derivatives and hedging activities	(0.25)	(0.27)	(0.21)
Goodwill to consolidated assets	(0.36)	(0.37)	(0.37)
Tangible common equity to tangible assets	7.43%	7.62%	7.59%

Tangible book value per common share (2)	$13.03	$12.96	$12.92

Tier I capital (to adjusted total assets) (3)	9.30%	9.63%	9.44%
Tier I capital (to risk weighted assets) (3)	13.17%	12.57%	12.43%
Total risk-based capital (to risk-weighted assets) (3)	14.41%	13.79%	13.28%

(1)  Accumulated other comprehensive income (loss).

(2)  Common equity reduced by goodwill and divided by number of shares of outstanding common stock.

(3)  Capital ratios for Home Federal Bank.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Loan and Lease Portfolio Composition

	December 31, 2011		June 30, 2011
	Amount	Percent	Amount	Percent

Residential:
One-to four-family	$59,915	7.9%	$57,766	7.0%
Construction	2,656	0.3%	4,186	0.5%
Commercial:
Commercial business (1)	79,516	10.5%	104,227	12.6%
Equipment finance leases	4,401	0.6%	6,279	0.8%
Commercial real estate:
Commercial real estate	238,237	31.4%	219,800	26.6%
Multi-family real estate	47,847	6.3%	49,307	6.0%
Construction	11,052	1.5%	13,584	1.7%
Agricultural:
Agricultural real estate	96,080	12.6%	111,808	13.5%
Agricultural business	104,169	13.7%	138,818	16.8%
Consumer:
Consumer direct	20,376	2.7%	20,120	2.4%
Consumer home equity	91,098	12.0%	94,037	11.4%
Consumer overdraft & reserve	3,358	0.4%	3,426	0.4%
Consumer indirect	775	0.1%	2,135	0.3%

Total loans and leases receivable (2)	$759,480	100.0%	$825,493	100.0%

(1) Includes $2,377 and $2,377 tax exempt leases at December 31, 2011 and June 30, 2011, respectively.

(2) Net of undisbursed portion of loans in process and deferred loan fees and discounts.

Deposit Composition

	December 31, 2011		June 30, 2011
	Amount	Percent	Amount	Percent

Noninterest bearing checking accounts	$122,053	13.13%	$132,389	14.82%
Interest bearing checking accounts	130,696	14.06%	113,367	12.69%
Money market accounts	246,176	26.48%	197,624	22.13%
Savings accounts	127,404	13.71%	84,449	9.46%
In-market certificates of deposit	289,796	31.17%	349,606	39.14%
Out-of-market certificates of deposit	13,491	1.45%	15,722	1.76%
Total deposits	$929,616	100.00%	$893,157	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Three Months Ended
	December 31, 2011		September 30, 2011
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$800,869	5.52%	$832,298	5.53%
Investment securities (2) (3)	311,192	1.41%	288,853	1.79%
Total interest-earning assets	1,112,061	4.37%	1,121,151	4.57%
Noninterest-earning assets	87,377		77,972
Total assets	$1,199,438		$1,199,123

Interest-bearing liabilities:
Deposits:
Checking and money market	$330,229	0.64%	$311,203	0.68%
Savings	125,328	0.25%	113,693	0.28%
Certificates of deposit	322,279	1.56%	350,521	1.75%
Total interest-bearing deposits	777,836	0.96%	775,417	1.11%
FHLB advances and other borrowings	147,413	3.03%	148,936	3.10%
Subordinated debentures payable to trusts	27,837	6.86%	27,837	6.50%
Total interest-bearing liabilities	953,086	1.45%	952,190	1.58%
Noninterest-bearing deposits	120,945		119,758
Other liabilities	30,407		32,835
Total liabilities	1,104,438		1,104,783
Equity	95,000		94,340
Total liabilities and equity	$1,199,438		$1,199,123

Net interest spread (4)		2.92%		2.99%
Net interest margin (4) (5)		3.13%		3.23%
Net interest margin, TE (6)		3.16%		3.27%
Return on average assets (7)		0.24%		4.80%
Return on average equity (8)		2.99%		6.08%

(1)  Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)  Includes federal funds sold and Federal Home Loan Bank stock.

(3)  Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)  Percentages for the three months ended December 31, 2011 and September 30, 2011 have been annualized.

(5)  Net interest income divided by average interest-earning assets.

(6)  Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure.  The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences.  We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.  As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP.  As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)  Ratio of net income to average total assets.

(8)  Ratio of net income to average equity.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Six Months Ended
	December 31, 2011		December 31, 2010
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$816,584	5.52%	$889,319	5.63%
Investment securities (2) (3)	300,022	1.60%	274,341	2.14%
Total interest-earning assets	1,116,606	4.47%	1,163,660	4.81%
Noninterest-earning assets	82,615		80,225
Total assets	$1,199,221		$1,243,885

Interest-bearing liabilities:
Deposits:
Checking and money market	$318,450	0.66%	$269,811	0.53%
Savings	121,669	0.26%	78,195	0.33%
Certificates of deposit	336,401	1.66%	433,342	1.91%
Total interest-bearing deposits	776,520	1.03%	781,348	1.28%
FHLB advances and other borrowings	148,175	3.06%	199,876	2.95%
Subordinated debentures payable to trusts	27,837	6.68%	27,837	6.56%
Total interest-bearing liabilities	952,532	1.51%	1,009,061	1.76%
Noninterest-bearing deposits	120,364		104,635
Other liabilities	31,662		36,053
Total liabilities	1,104,558		1,149,749
Equity	94,663		94,136
Total liabilities and equity	$1,199,221		$1,243,885

Net interest spread (4)		2.96%		3.05%
Net interest margin (4) (5)		3.18%		3.28%
Net interest margin, TE (6)		3.21%		3.33%
Return on average assets (7)		0.36%		0.36%
Return on average equity (8)		4.53%		4.71%

(1)  Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)  Includes federal funds sold and Federal Home Loan Bank stock.

(3)  Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)  Percentages for the six months ended December 31, 2011 and December 31, 2010 have been annualized.

(5)  Net interest income divided by average interest-earning assets.

(6)  Net interest margin expressed on a fully taxable equivalent basis (“Net Interest Margin, TE”) is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarlytitled measures reported by other companies.

(7)  Ratio of net income to average total assets.

(8)  Ratio of net income to average equity.

HF Financial Corp.

Age Analysis of Past Due Financing Receivables

At December 31, 2011

(Dollars in Thousands)

(Unaudited)

						Nonperforming Loans
						Recorded
						Investment
	Accruing and Nonaccruing Loans					> 90 Days
	30-59 Days	60-89 Days	Greater Than	Total		and	Nonaccrual
	Past Due	Past Due	89 Days	Past Due	Current	Accruing (1)	Balance	Total
Residential:
One-to four-family	$—	$—	$1,470	$1,470	$58,445	$256	$1,411	$1,667
Construction	—	—	—	—	2,656	—	—	—
Commercial:
Commercial business	196	27	499	722	78,794	95	433	528
Equipment finance leases	27	11	—	38	4,363	—	46	46
Commercial real estate:
Commercial real estate	—	—	—	—	238,237	—	315	315
Multi-family real estate	—	—	32	32	47,815	—	32	32
Construction	—	—	—	—	11,052	—	—	—
Agricultural:
Agricultural real estate	1,169	762	407	2,338	93,742	670	12,803	13,473
Agricultural business	—	86	3,071	3,157	101,012	1,139	8,835	9,974
Consumer:
Consumer direct	12	13	—	25	20,351	—	28	28
Consumer home equity	422	68	—	490	90,608	—	248	248
Consumer OD & reserve	1	—	—	1	3,357	—	—	—
Consumer indirect	13	—	—	13	762	—	5	5
Total	$1,840	$967	$5,479	$8,286	$751,194	$2,160	$24,156	$26,316

(1)  Loans accruing which are delinquent greater than 90 days have either government guarantees or acceptable loan-to-value ratios

HF Financial Corp.

Non-GAAP Disclosure Reconciliation

Net Interest Margin to Net Interest Margin-Tax Effective Yield

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,
	2011	2011	2010	2011	2010

Net interest income	$8,745	$9,098	$9,641	$17,843	$19,266
Taxable equivalent adjustment	97	105	117	202	246
Adjusted net interest income	8,842	9,203	9,758	18,045	19,512
Average interest-earning assets	1,112,061	1,121,151	1,165,664	1,116,606	1,163,660
Net interest margin, TE	3.16%	3.27%	3.32%	3.21%	3.33%